Exhibit 99.1

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM, and I’d like to welcome you to our first quarter earnings presentation.  I’m here today with Jim Kavanaugh, IBM’s Senior Vice President and Chief Financial Officer.

Before we get into the call, I want to make you aware that the third party that hosts our event is having technical issues this afternoon.  If you are having trouble accessing the webcast, we’ve provided an alternate link to the audio webcast just below, as well as a pdf of the presentation that you can download and follow along with Jim’s comments. So with that, I’ll get back to my standard opening comments.

As usual, the prepared remarks will be available within a couple of hours, and a replay of the webcast will be posted by this time tomorrow.

I’ll also remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Our presentation also includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end of the presentation, and in the Form 8-K submitted to the SEC.

So, with that, I’ll turn the call over to Jim.

Overview

Thanks Patricia, and thanks to all of you for joining us.

As we wrapped up 2017, and in our Investor Briefing webcast in early March, we talked about the work we’ve done to reposition our business to lead in the high value segments of IT, our differentiated value proposition, and how our financial strategy and model is built to deliver value to our clients and our shareholders, over the long term.

We made progress in our financial performance in the second half of last year, and now our first quarter results demonstrate further progress toward our model.  So, we’re clearly moving in the right direction.

In the quarter, we delivered $19.1 billion of revenue, $2.3 billion of operating net income, and $2.45 of operating earnings per share.  And with this start to the year, we continue to expect at least $13.80 of operating earnings per share in 2018.

Our revenue in the quarter was up five percent year to year.  Without the currency tailwind, our revenue was up modestly, though you’ll see on the chart constant currency rounds to flat.

Now, turning to profit, our operating gross profit was up three percent, with broad-based improvement in our year-to-year gross margin performance versus last quarter.  Our operating net income was up two percent, and earnings per share was up four percent.  Those are inclusive of a year-to-year headwind from the actions we took in the first quarter to continue better positioning our business for the long term.  I’ll expand on this in a minute, but what you’ll see in the underlying operating dynamics is that we improved our gross margin trajectory, expanded our PTI margin, and had solid growth in earnings per share.

Looking at the year-to-year dynamics, let me start with revenue.  As I said, we’re up five percent at actual rates, with six percent growth in Cognitive Solutions, four percent in Global Business Services, five percent in Technology Services and Cloud Platforms and eight percent in Systems.

Let me add some color by segment, and from here on I’ll focus primarily on constant currency performance.  Cognitive Solutions revenue was up two percent year to year, with continued strength in security software and industry platforms, and a return to growth in our analytics revenue.   These Cognitive results contributed to growth in our total software revenue for this quarter, with strong transactional performance and continued growth in SaaS.  In our services businesses, we had an improvement in our revenue trajectory from last quarter, driven by revenue from the run-out of our backlog.  In addition, both segments grew signings this quarter, contributing to double-digit growth in total services signings, driven by cloud content.  Our Systems revenue was up four percent, with very strong revenue growth again in IBM Z, and a second consecutive quarter of growth in Power.  Our storage hardware revenue declined this quarter.  We were disappointed in our storage performance and it contributed to a modest shortfall to our own expectations of IBM’s revenue growth in the quarter.

Our first quarter results reflect much of the work we’ve done to reposition our portfolio and our skills to address the secular trends in the market, led by the phenomenon of data.  We’ve been building new platforms and solutions, while modernizing existing ones, embedding cloud and AI into more of what we offer.  And so, IBM is now a cognitive solutions and cloud platform company, focused on the high-value areas of IT.

Our strategic imperatives revenue is an indication of our success in addressing these secular trends.  Over the last twelve months, our strategic imperatives revenue of $37.7 billion represents 47 percent of revenue.  Our strategic imperatives revenue in the first quarter was up 15 percent at actual rates, or 10 percent at constant currency, led by security which was up 60 percent, and cloud.

Our cloud revenue is now $17.7 billion over the last year, which is up 22 percent as reported.  Cloud growth in the quarter was driven by our as-a-Service offerings and we’re exiting the first quarter with an annual run rate of $10.7 billion, which is up 20 percent at constant currency.  Our cloud success reflects our ability to help our clients run hybrid environments, with our one cloud architecture across public, private and multi-clouds.

The continued scaling of our strategic imperatives, together with a focus on efficiency and productivity is contributing to our improved margin trajectory.

So, bringing it all together, we grew revenue, operating net income, and operating earnings per share, and improved our year-to-year gross margin trajectory as compared to the fourth quarter.

Operating Earnings per Share Drivers

Before moving to our key financial metrics, we have a few significant items in our results this quarter, so I want to take a minute to walk through these.

And I’ll start by reminding you of what we said 90 days ago in our discussion of our 2018 expectations.  We said we expected to deliver between 17 percent and 18 percent of the full year earnings per share expectation in the first quarter.  Our first quarter operating earnings per share of $2.45 is 17.8 percent of $13.80, so consistent with the range we provided.  We said that we expected an ongoing tax rate of 16 percent for the year, plus or minus two points, and that’s excluding discrete items.  We also said that just like in each of the last two years, we anticipated discrete tax benefits in the first quarter, and we’d likely take actions that would offset some portion of the benefit.

In the quarter, we took actions to continue the transformation of our business.  These actions drove pre-tax charges of about $610 million, with the majority of this in SG&A, and some in cost.  First, with the repositioning of our portfolio, we have emerged as a leader in the high value segments of the enterprise IT industry. This requires revitalization of our skills base and this quarter we took actions to further align our skills to these high value areas.  And then second, we took actions that will better position our systems cost structure over the longer term.  In addition, we settled a number of US and foreign tax audits, which drove discrete non-cash tax benefits of $810 million in the quarter.  Let me remind you that this benefit reverses charges that were reflected in prior years.

As always, we’ve included these charges and benefits in our operating results. Today we’ve laid out a year-to-year bridge of our operating earnings per share, isolating what I’ll call these significant items, so that you can better see the underlying dynamics of our business.

Looking at the drivers of our $2.45 of operating earnings per share on a year-to-year basis, we had contribution from revenue growth at constant margin, as well as from operating leverage.  The operating leverage was driven by pre-tax margin expansion, mitigated by a higher underlying tax rate year to year.  A lower share count contributed to growth.  And then you can see the year-to-year impact of the significant actions, which was a headwind to our earnings per share growth.

So, this is a good start to the year, and as I said earlier, our underlying operating dynamics show an improved gross margin trajectory, expansion of our pre-tax margin and solid growth in our operating earnings per share.

I want to mention one other item that we discussed in the context of our 2018 expectations.  In January, we implemented two new accounting standards, revenue recognition and the presentation of pension costs. The net effect of the two was a modest reduction in our operating earnings per share in the first quarter, with effectively no impact year to year.  Regarding the implications to revenue, adoption of the new revenue standard had a de minimis benefit to our revenue in the first quarter, and we expect any full-year contribution to be immaterial.

Key Financial Metrics

So now let me talk about the key financial metrics for our operating performance, and show you the impact these significant items have on our results.

As I said, our revenue was $19.1 billion, and the year-to-year performance is essentially all organic.  From a geography perspective, revenue in the Americas was flat year to year.  A decline in the US was offset by solid growth in Canada and Latin America, which was led by Brazil.  Asia Pacific was also flat.  This is a two-point improvement over the year-to-year performance in the fourth quarter.  Our Europe revenue trajectory also improved and in fact, returned to growth.  We had strong growth in France and Spain, and while Germany and the UK declined, they had marked improvement in their year-to-year trajectory.

Looking at our margin performance globally, our operating gross margin was down 70 basis points, though that includes a 40-basis point impact associated with the significant item I just mentioned to improve our long term Systems cost structure.  This is good improvement in our year-to-year margin dynamics, driven by mix and productivity, led by services.

Our operating expense was up nine percent, driven by currency, and the actions to continue repositioning of our business.  Without these, our expense was better by one percent, reflecting a high level of investment, and our continued focus on productivity.   As we’ve discussed in the past, when currency helps the top line, it also hurts the expense line due to both translation and the impact of hedging losses.  And, so, in the first quarter, currency drove five of the nine points of expense growth.  And then, a higher level of workforce transformation activity drove another six points of expense growth.  I’ll also mention that we had a lower level of IP income, which drove two points of expense growth.

Our operating tax rate for the quarter reflects an underlying rate of 16 percent, as well as the discrete tax benefits of $810 million.  The 16 percent is in line with the range we discussed in January and is up over a point year to year.

The operating net income was up two percent, and operating earnings per share of $2.45 was better by four percent and those include the year-to-year impact of the significant items.

Looking at the cash metrics, we generated $1.3 billion of free cash flow in the quarter, and $13.3 billion over the last twelve months.  That’s nearly 120 percent of GAAP net income.  I’ll come back to the drivers of our cash performance after I walk through each of the segments.

Cognitive Solutions Segment

Now turning to our segments, Cognitive Solutions revenue was up two percent, as we continue to scale our new platforms and solutions and grow our SaaS offerings.

Solutions Software revenue also grew two percent, led by offerings in analytics and security.

Within analytics, growth this quarter was driven by strong transactional performance.  We saw broad-based growth across both our on-prem analytics platforms and our SaaS offerings, as clients look to use their data for competitive advantage.   And, so, from a portfolio perspective, we had continued growth in offerings that allow our clients to better manage their data in hybrid environments, like our Integrated Analytics Systems.  We also had strong growth in our data science offerings, where we introduced new capabilities that allow data developers to leverage open-source tools in a secure, collaborative environment.  You’ll remember last quarter we talked about weakness in the data integration space due to new offerings introduced very late in the quarter.  These new offerings are resonating with our clients and contributed to growth this quarter.

Also, within analytics, we continue to scale our industry platforms.  Let me focus this quarter on Financial Services.  Watson Financial Services had another strong quarter, led by Promontory’s Risk and Regulatory business, as well as our Financial Crimes portfolio.  We are seeing a real synergy opportunity in combining Promontory’s industry expertise with our AI technologies.

Watson remains the AI platform for business, with continued strong demand for our offerings, particularly around virtual assistants, where conversation service usage increased triple digits year to year.  In the first quarter, we introduced several new offerings to accelerate client journeys to AI, such as the enhanced Watson Assistant, with conversational offerings tailored to specific industries like automotive and hospitality.  Orange Bank and AutoDesk are two examples of early adopters of our latest technology.  And just last week, Forrester recognized IBM Watson Assistant as the only leader in its New Wave report on Conversational Computing Platforms.

Security had great growth this quarter and we continued to gain share.  We are well positioned in this market with our extensive security portfolio, which is enhanced with AI to address the needs of our clients.  There is obviously a lot of demand here given the importance of cyber security risks and data privacy concerns, especially in an environment where security talent is at a premium.   We had good performance in areas like data security, with GDPR as a driver, endpoint management and orchestration.  And we had strong revenue growth in our SaaS offerings in security, as we continue to increase our AI capabilities across the portfolio.

We also continue to make progress in emerging areas like blockchain. We’ve grown to over 50 active blockchain networks since the release of our IBM Blockchain Platform in the third quarter last year.  And last month, we announced a beta version of our IBM Blockchain Platform Starter Plan, designed for startups, developers and companies of any size that want to quickly stand up a blockchain network.  In the first two weeks, we had over 750 networks provisioned.

Turning to Transaction Processing Software, revenue was up one percent,  so another good quarter.  Growth was driven by Z middleware, as our clients continue to invest and grow their high value, mission-critical workloads on the Z platform.

Looking at profit this quarter, pre-tax income for the segment grew five percent, and pre-tax margin was roughly flat year to year, even with a nearly two-point impact from the workforce actions.  Margins were driven by strong transactional performance in high-value areas, offset by ongoing investment into strategic areas and business mix.

Global Business Services Segment

Moving on to Services, Global Business Services revenue was down one percent at constant currency, which is a modest improvement in trajectory from the fourth quarter.  And we again grew signings.  Our strategic imperatives revenue reflects the on-going shift to areas of higher client value, with growth across multiple areas like cloud and analytics.

Turning to the lines of businesses, Consulting revenue grew for the third consecutive quarter and our backlog was up year to year.   Revenue growth was led by strong double-digit growth in our Digital strategy and ix business, which implements end-to-end digital transformation strategies for our clients.

GBS is uniquely positioned to bring together IBM’s first-mover advantage in the most promising, emerging technologies, like blockchain, with their industry expertise, to develop solutions which help clients unlock value.

Looking at Application Management, our revenue was down two percent this quarter, a one-point sequential improvement from fourth quarter.  Application Management signings grew at a double-digit rate, as we leverage our incumbency to help clients modernize their critical applications and migrate to the cloud.

Turning to profit, GBS gross margin stabilized this quarter, a two-point improvement in trajectory from the fourth quarter. This includes about a half-a-point impact from currency.  The improvement was driven by productivity, revenue mix and pricing improvements.

Pre-tax margin was down three-and-a-half points year to year, including an impact of nearly two points from the workforce rebalancing charges.  This reflects our on-going investments in the next generation of offerings, skills and enablement, and the reshaping of our pyramids for each of our core service lines, which will drive operating leverage in the long term.

Technology Services and Cloud Platforms

Turning to Technology Services and Cloud Platforms, we had good execution this quarter, with a trajectory improvement in revenue and profit and strong double-digit growth in signings.

Revenue of $8.6 billion this quarter was down one percent, representing a three-point improvement in year-to-year performance compared to last quarter.

Signings grew double digits, as clients continue to recognize the long-term value of our offerings and capabilities.  At this level of signings growth, the TS&CP backlog trajectory improved two points, with approximately 40 percent of that backlog now in key strategic workloads.

Across the segment, the strategic imperatives revenue grew double digits, and the as-a-service exit run rate for the segment is now $7.4 billion.  We’ve got a lot of momentum in our enterprise cloud value prop, and this quarter our cloud signings in Infrastructure Services grew over 40 percent year to year.

Infrastructure Services revenue was flat, which is nearly a five-point improvement from the fourth quarter rate.  This was driven by improved revenue from backlog realization, as expected.  We are helping clients drive efficiencies and gain agility in their IT environments through hybrid cloud. Our clients entrust us with their mission-critical foundational systems and rely on us to navigate the complexities of disparate IT environments along with data and regulatory frameworks as they move to the cloud.

Technical Support Services revenue declined four percent, due, in part, to the dynamics of our hardware product cycle.  Within TSS, our core multi-vendor support offerings continued to grow.

Integration Software grew one percent, with continued strong growth in SaaS across the portfolio, and the adoption of our new IBM Cloud Private offering, where we now have over 200 clients using the platform.  The Integration Software portfolio remains essential to clients as they connect multiple environments through a single architecture.

Turning to profit, gross profit margin for the segment was down 60 basis points year to year, a 140-basis point sequential improvement from fourth quarter driven by services where we had productivity and scale improvements, and a better mix within Integration Software.

Pre-tax income margin was down three points year to year, where, similar to GBS, workforce rebalancing charges had a two-point impact.  Adjusting for this, the pre-tax income margin dynamics were consistent with our gross margin dynamics.

Systems Segment

In Systems, revenue grew again this quarter as we’ve modernized our systems for the most contemporary workloads.  Performance was driven by both strong z14 momentum and growth in Power, mitigated by the decline in Storage.

This quarter, IBM Z revenue grew 54 percent year to year on more than 100 percent growth in shipped MIPS and margins expanded.  The z14 adoption was again broad-based.  We added new clients to the platform across several countries this quarter, including a services provider in Thailand who chose our LinuxONE for its blockchain solutions.

So, we’re continuing to address the emerging workloads across the z platform, like blockchain, but also machine learning, dev ops and payments, with new workload MIPS growing four times as fast as our traditional MIPS.  And last week, we announced a new z14 designed specifically for cloud environments.  Its industry standard, single-frame design allows for easy placement into public cloud data centers and private cloud deployments.  These latest systems bring the power of IBM Z to an even broader set of clients.  Overall, the mainframe continues to deliver a high value, secure and scalable platform that is critical in managing our clients’ complex environments.

Power grew for the second consecutive quarter, with revenue up three percent, driven by our entry level portfolio and our cloud-enabled offerings.  Power remains vital to many workloads, including artificial intelligence, high-performance computing, UNIX, and Linux, and we grew in all four this quarter.  We started transitioning to POWER9 in the fourth quarter with the first installment of our supercomputers at US Department of Energy, and late this quarter, we started shipping our

POWER9 entry systems designed for AIX, IBM i and Linux workloads.  These cloud-ready systems provide leadership capabilities in advanced analytics, cloud environments and data intensive AI workloads.

Storage hardware was down after four consecutive quarters of growth, driven by an increasingly competitive environment and continued pricing pressures, though we expanded margins.  We also had some sales execution challenges which impacted performance.  Remember what we are talking about here is just the hardware element of storage.  Clearly, we’ve seen some of the value shift to software and this quarter we had strong growth in Software Defined Storage and Cloud Object Storage, which are reported in Transaction Processing Software.

Looking at profit for Systems, gross margin was down about four points year to year, including nearly a five-point impact for the charge I referenced earlier in Systems cost.  Without that, gross margin expanded due to the relative strength in our higher margin business and cost efficiency actions.   Pre-tax margin was roughly flat year to year, even with the impact associated with the significant items in cost and expense.   So, in our underlying performance we expanded margins, while successfully delivering innovation in support of our clients’ evolving workload needs.

Cash Flow and Balance Sheet Highlights

Turning to cash flow and the balance sheet, we had another strong quarter.  We generated $2.2 billion of cash from operations, excluding our financing receivables and after investing another $900 million in capital expenditures, we generated $1.3 billion of free cash flow, which is up year to year.  Our cash realization remains very strong at nearly 120 percent over the last twelve months.  This performance puts us on track to achieve our full year expectation for free cash flow of approximately $12 billion.

Our results in the quarter were driven by performance in working capital, partially mitigated by higher cash taxes and higher capex, both headwinds we talked about back in January.

Looking at uses of cash in the quarter we returned $2.2 billion to our shareholders, including a-billion-four in dividends.  We bought back almost five million shares, and had $3 billion remaining in our buyback authorization at the end of the quarter.

On the balance sheet highlights, you can see we ended the quarter with $13.2 billion in cash, and total debt was $46.4 billion.  About two-thirds of our total debt was in support of our financing business.  Our financing leverage remains at 9 to 1, and the credit quality of our financing receivables is strong at 53 percent investment grade.  That’s consistent with December, and a point better than a year ago.

So, our balance sheet is strong, we’ve got the flexibility we need, and with a strong quarter in cash flow, we are on track for the year.

Summary

So let me make a few summary comments on the quarter and the year before we go to Q&A.

We’ve been building and transforming our portfolio, our skills, our operating model, to address what our enterprise clients need and what they value.  Our results over the last few quarters reinforce that our clients value the integration of our innovative technologies together with our industry expertise to help them in their journey to AI, their journey to cloud.  And they value our approach to the protection of their data and their privacy.

In the first quarter we built on the progress we made in the second half of last year.  We improved our year-to-year revenue trajectory in Cognitive Solutions, in GBS, in Technology Services and Cloud Platforms.  And we continued to grow our Systems revenue.  We improved our year-to-year trajectory in operating gross margin, it’s better by 70 basis points compared to the fourth quarter performance, and better by 110 basis points when you adjust for the action we took.  The margin trajectory improvement was broad-based, with operating leverage coming from mix and from improved productivity.  We continued our investments, in our one cloud architecture, in emerging areas like blockchain, and more broadly in skills and talent development.  All together, we grew our revenue, operating net income, operating earnings per share and free cash flow.

With this performance we continue to expect to deliver at least $13.80 of operating earnings per share, with about 40 percent of that in the first half.  To put that in perspective, that’s about a point ahead of our first half skew in 2017.

And so, this was a good start to the year, and going forward, we’re focused on delivering consistent operational performance.

And with that, let me turn it back to Patricia to kick off the Q&A.

Closing

Thank you, Jim.  Before we begin the Q&A I’d like to mention a couple of items.  First, we have supplemental charts at the end of the slide deck that provide additional information on the quarter.   And second, as always, I’d ask you to refrain from multi-part questions.

So, operator, let’s please open it up for questions.